UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIONBANCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1234979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 California Street, San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)

UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

(Full title of the plan)

Morris W. Hirsch, Esq.

Senior Executive Vice President,

General Counsel and Secretary

UNIONBANCAL CORPORATION

400 California Street

San Francisco, CA 94104

(415) 765-2969

(Name, address and telephone

number, including area code,

of agent for service)

Copy to: Rodney R. Peck, Esq. Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, California 94105 (415) 983-1000

DEREGISTRATION OF SECURITIES

UnionBanCal Corporation, a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission on April 1, 1996, a registration statement on Form S-8 (Registration No. 333-03044) (the “Registration Statement”) to which this Post-Effective Amendment No. 1 relates, for the purpose of registering 311,618 shares of its Common Stock, $5.00 stated value per share (the “Common Stock”), which were originally registered for issuance pursuant to the UnionBanCal Corporation Management Stock Plan.

In accordance with an Agreement and Plan of Merger, dated as of August 18, 2008, by and among the Registrant, The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese joint stock company (“Parent”), and Blue Jackets, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), on November 4, 2008, Merger Sub merged with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”).

As a result of the Merger, all issued and outstanding shares of Common Stock other than such shares owned by the Registrant, by Mitsubishi UFJ Financial Group, Inc., a Japanese joint stock company and the parent company of Parent (“MUFG”), or its affiliates, or by holders of shares of Common Stock who have perfected appraisal rights, have been cancelled and converted into the right to receive $73.50. Accordingly, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all shares of Common Stock registered under the Registration Statement that have not been issued prior to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 4, 2008.

UNIONBANCAL CORPORATION

By:	/s/ DAVID I. MATSON
David I. Matson Vice Chairman and Chief Financial Officer